Exhibit 10.1

Director Compensation

Effective August 1, 2007, non-employee director compensation is as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$42,000
Restricted Stock, three year vesting	2,150 shares
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock, three year vesting (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$750	$750	$750	$750